Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Announces Appointment of Roger J. Lias, Ph.D. as President of Avid Bioservices

-- Senior Executive with More Than Two Decades of CDMO Management Experience to Also Join Peregrine’s Board of Directors --

TUSTIN, Calif., September 11, 2017 – Peregrine Pharmaceuticals, Inc. (NASDAQ:PPHM) (NASDAQ:PPHMP), a biopharmaceutical company committed to improving patient lives by manufacturing high quality products for biotechnology and pharmaceutical companies and through its proprietary R&D pipeline, today announced the appointment of Roger J. Lias, Ph.D., as the new president of Avid Bioservices, the company’s wholly-owned contract development and manufacturing organization (CDMO) subsidiary. Dr. Lias, who has more than 20 years of CDMO management experience, will also join Peregrine’s board of directors. In conjunction with this appointment, Steven King will step down from his role as president of Avid on September 25, 2017 and remain as president and chief executive officer of Peregrine.

“We have been in the process of transforming the company from a research and development focused organization offering CDMO services to a pure play CDMO. We have been looking for someone with a breadth of experience in the biologics contract development and manufacturing industry. We are very pleased to have the opportunity to bring someone with Roger’s impressive track record within the CDMO industry to help guide expansion and growth of the business.” said Mr. King. “Roger has a solid track record of success in driving business expansion, growing revenues and building stockholder value. We are looking forward to seeing the positive impact Roger can have on the Avid business and I look forward to closely working with him to maintain the continuity of the business during the coming transition.”

Throughout his career, Dr. Lias has held senior management positions at several leading CDMOs including Cytovance Biologics, KBI BioPharma, Diosynth RTP (formerly Covance Biotechnology Services) and Lonza Biologics. At each of these companies, he was primarily charged with overseeing commercial operations, including growing and diversifying their respective client bases. During this time, Dr. Lias’ achievements ranged from building start-up Cytovance’s contract process development and biopharmaceutical cGMP production business, to increasing revenues at Diosynth from $16 million to $120 million over a four-year period. Additionally, he has built a reputation as a highly regarded CDMO industry advocate who has contributed to the acceptance and growth of the biologics contract manufacturing market. Dr. Lias earned his Ph.D. from Clare College at the University of Cambridge in the United Kingdom.

“As someone with a long history in the CDMO space, I was impressed by the level of sophistication of the current Avid operation ranging from the recently opened state-of-the-art Myford facility to the industry leading services and capabilities available to its clients,” said Dr. Lias. “The Avid team has successfully put the key pieces in place to allow the company to become a significant player in the rapidly expanding CDMO industry. I am excited work to build upon that foundation and help the company take the next important step in establishing itself as the CDMO of choice for high quality cGMP clinical and commercial manufacturing services.”

Dr. Lias most recently served as executive director, head of global biologics business development for Allergan plc., where he was responsible for developing and executing strategies designed to support the company’s business development activities related to innovative biologics, biosimilars and complex injectable products. In this role, he was instrumental in identifying, structuring and negotiating a biosimilars co-development collaboration with Amgen for four oncology biosimilar monoclonal antibody products. Prior to Allergan, Dr. Lias was president and group commercial director for Eden Biodesign, an established biopharmaceutical contract manufacturer and consultancy and wholly-owned subsidiary of Eden Biopharma Group. During his time with Eden Biodesign, he successfully transitioned the company’s CDMO client base from early-stage biotechnology companies to established biotechnology and multinational pharmaceutical companies, while also playing a key role in the eventual sale of Eden Biopharma Group to Watson Pharmaceuticals (now Allergan).

“We recently initiated a search for individuals with relevant biologics contract manufacturing experience as part of our efforts to expand and change the makeup of the board of directors as we move toward a focus on growing the Avid CDMO business. We were fortunate to identify Roger as an ideal candidate early in the process and he quickly established himself as the clear choice for not only joining the board but also as the candidate for president. He has had a long and successful career in the CDMO space, as well as a clear vision for achieving success for Avid in the near and long-term,” said David H. Pohl, member of the Peregrine board of directors and head of the company’s nominating committee. “We look forward to having Roger join the board and the contributions he can make to the continued success of the business.”

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Avid Bioservices was established out of Peregrine’s internal biologics manufacturing and development capabilities and began formal operations in January 2002. The company has grown from an internal support operation to a full service CDMO that manufactures bulk drug substance for products that are approved and marketed in over 18 countries by leading biopharma companies. Avid was recently recognized as a leading CDMO by Life Science Leader as a recipient of multiple 2017 Contract Manufacturing Leadership Awards for Quality, Reliability, Capabilities, Expertise and Compatibility. The company has an outstanding regulatory inspection history and state-of-the-art cGMP manufacturing facilities. Mr. King has served as president of Avid since its formation in addition to his role as president and CEO of Peregrine Pharmaceuticals since 2003.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of patients by delivering high quality pharmaceutical products through its contract development and manufacturing organization (CDMO) services and through advancing and licensing its investigational immunotherapy and related products.  Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers.  The company is also working to evaluate its lead immunotherapy candidate, bavituximab, in combination with immune stimulating therapies for the treatment of various cancers, and developing its proprietary exosome technology for the detection and monitoring of cancer.  For more information, please visit www.peregrineinc.com.

About Avid Bioservices, Inc.

Avid Bioservices, a wholly owned subsidiary of Peregrine Pharmaceuticals, provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 20 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. For more information about Avid, please visit www.avidbio.com.

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